As filed with the Securities and Exchange Commission on April 28, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hydrofarm Holdings Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5191	81-4895761
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

290 Canal Road
Fairless Hills, Pennsylvania 19030

(707) 765-9990

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

850 New Burton Road, Suite 201

Dover, Delaware 19904 (800) 483-1140

(800) 483-1140

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kenneth R. Koch, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue New York, New York 10017 Tel: (212) 935-3000	Byron B. Rooney, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) – 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  File No. 333-255510

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $0.0001 per share	926,861	$59.00	$54,684,799	$5,966.12

(1)	Represents only the additional number of shares of common stock being registered pursuant to this Registration Statement, which includes 120,894 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-255510).
(2)	Based on the public offering price.
(3)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of determining the registration fee. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $273,424,000 on the Registration Statement on Form S-1, as amended (File No. 333-255510), which was declared effective by the Securities and Exchange Commission on April 28, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $54,684,799 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-255510) (the “Prior Registration Statement”), which the Commission declared effective on April 28, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing by 926,861 shares the number of shares of its common stock, par value $0.0001 per share, to be offered in the public offering, which includes additional shares that the underwriters have the option to purchase. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of MNP, LLP, independent registered public accounting firm.
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-255510), originally filed with the Commission on April 26, 2021 and incorporated herein by reference).*

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petaluma, California, on the day of April 28, 2021.

Hydrofarm Holdings Group, Inc.

/s/ William Toler
William Toler
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ William Toler		Chief Executive Officer and Chairman of the Board	April 28, 2021
William Toler		(Principal Executive Officer)

*		Chief Financial Officer	April 28, 2021
B. John Lindeman		(Principal Financial and Accounting Officer)

*		Director	April 28, 2021
Susan Peters

*		Director	April 28, 2021
Patrick Chung

*		Director	April 28, 2021
Renah Persofsky

*		Director	April 28, 2021
Richard D. Moss

*		Director	April 28, 2021
Melisa Denis

* By:	/s/ William Toler
Name:	William Toler
Title:	Attorney-in-fact